UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 12, 2010

Action Industries, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52455	11-3699388
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

No. 1 Jingguang Road, Neiqiu County Xingtai City, Hebei Province, China
(Address of principal executive offices)

+86 0319-686-1111 (Registrant’s telephone number, including area code)

8744 Riverside House Path Brewerton, New York 13029
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 12, 2010, the board of directors of Action Industries, Inc. (the “Company”) appointed Mr. Eberhard Kornotzki as the Company’s chief financial officer effective immediately.  Mr. Kornotzki’s compensation for his service as the Company’s chief financial office shall consist of (i) cash compensation of $2,000 per month, provided, if (a) the Company obtains its first financing and (b) the Company completes the listing of its Common Stock for trading on NASDAQ, the cash compensation shall be increased to $4,000 per month; and (ii) a five year option to purchase up to 200,000 shares of the Company's Common Stock on a cash exercise basis at an exercise price of $6.00 per share

Mr. Kornotzki, 48, used to serve as a Managing Director of Tianjin Buderus Heating Technology Co. Ltd. (Bosh Group), a heating technology company, from 2003 to 2006.  From October 2007 to December 2008, Mr. Kornotzki also served as a Non-Executive Director of Sunity PLC, a United Kingdom-based company engaged in the provision of management services to Sunity (Beijing) Technology Co., Limited.  In addition, Mr. Kornotzki has been serving as the Chief Executive Officer of Wealth Index Capital Group LLC, a company assisting PRC domestic enterprises in their globalization efforts.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Action Industries, Inc.

Date: April 16, 2010	By:	/s/ Chaojun Wang
Chaojun Wang Chief Executive Officer